 Exhibit 3.1

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

ARTICLES OF AMENDMENT

Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting in their entireties Section 5.3.5, Section 5.3.6, and Section 5.3.8 of the Amended and Restated Articles of Incorporation of the Corporation, as amended to date (collectively, the “Articles of Incorporation”), each relating to the Series A Preferred Stock of the Corporation, and substituting the following, respectively, in lieu thereof:

Section 5.3.5 Rank. The Series A Preferred Stock shall, with respect to rights to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series A Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series; (b) on a parity with any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series A Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation without preference or priority of one over the other; (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series A Preferred Stock; and (d) effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our Common Stock or Preferred Stock) and to the indebtedness of our existing subsidiary and any future subsidiaries.

Section 5.3.6 Dividends.

(a) Subject to the preferential rights of holders of any class or series of senior stock, holders of Series A Preferred Stock shall be entitled to receive, only when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 9% per annum of the $1,000 liquidation preference per share of the Series A Preferred Stock (equivalent to the fixed annual amount of $90.00 per share of the Series A Preferred Stock). If, as and when declared, such dividends on each share of Series A Preferred Stock shall be payable quarterly in arrears on or before the fifteenth day of each January, April, July and October of each year or, if not a Business Day, the next succeeding Business Day (each, a “Series A Dividend Payment Date”). Any dividend payable on the Series A Preferred Stock for any partial Dividend Period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date or dates, which shall be each day of the calendar quarter immediately preceding the calendar quarter in which the applicable Series A Dividend Payment Date falls or such other date or dates designated by the Board of Directors for the determination of the holders of Series A Preferred Stock entitled to receive dividends that is or are not more than 90 days prior to such Series A Dividend Payment Date or the date on which such dividends are set aside for payment (each, a “Series A Dividend Record Date”). The term “Dividend Period” shall mean the first day of each calendar quarter through and including the last day of such calendar quarter.

(b) Dividends on the Series A Preferred Stock that are not declared or paid for any full or partial Dividend Period shall not accrue or accumulate under any circumstances.

(c) Nothing contained herein shall prevent or restrict the Corporation from the declaration, payment or set aside for payment or any other distribution of cash or other property, directly or indirectly, on or with respect to any shares of the Common Stock, or shares of any other class or series of equity securities ranking junior to or on a parity with the Series A Preferred Stock. Further, nothing contained herein shall prevent or restrict the Corporation from redeeming, purchasing or otherwise acquiring for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation any shares of Common Stock, or any shares of equity securities ranking junior to or on a parity with the Series A Preferred Stock.

Section 5.3.8 Redemption.

(a) The Corporation may, at its option, redeem shares of Series A Preferred Stock, in whole or from time to time, in part, for cash at a redemption price of $1,030 per share, plus all declared and unpaid dividends, if any, to and including the date fixed for redemption (the “Redemption Date”).

(b) In the event of a redemption of shares of the Series A Preferred Stock, if the Redemption Date occurs after a Series A Dividend Record Date and on or prior to the related Series A Dividend Payment Date, any dividend (if, as and when authorized by the Board of Directors and declared by the Corporation) payable on such Series A Dividend Payment Date in respect of such shares called for redemption shall be payable on such Series A Dividend Payment Date to the holders of record at the close of business on such Series A Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

(c) The Redemption Date shall be selected by the Corporation and shall be not less than 30 days nor more than 60 days after the date on which the Corporation sends the notice of redemption.

(d) If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation shall select those shares to be redeemed pro rata.

(e) Upon the Corporation’s provision of written notice as to the effective date of the redemption, accompanied by a check in the amount of the full redemption price, plus all declared and unpaid dividends, if any, to and including the Redemption Date, to which each record holder of Series A Preferred Stock is entitled, the Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(f) In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; and (ii) the redemption price payable on the Redemption Date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(g) If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the Redemption Date, such shares of Series A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(h) Subject to applicable law, the Corporation may, at any time and from time to time, purchase any shares of Series A Preferred Stock in the open market, by tender or by private agreement.

(i) Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more classified and designated as part of a particular class or Series by the Board of Directors.

SECOND: The Charter is hereby amended by deleting in its entirety Section 5.3.7(a) of the Articles of Incorporation, relating to the Series A Preferred Stock of the Corporation, and substituting the following in lieu thereof:

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of junior stock, the holders of shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference of $1,000 per share (the “Liquidation Preference”), plus an amount equal to any declared and unpaid dividends (and only to the extent declared and unpaid) for the full or partial Dividend Period in which the liquidation, dissolution or winding up occurs. Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of junior stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of parity stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Stock and any such parity stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such parity stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

THIRD: The Charter is hereby further amended by deleting in their entireties Section 5.3.12 and Section 5.3.13 of the Articles of Incorporation, each relating to the Series B Preferred Stock of the Corporation, and substituting the following, respectively, in lieu thereof:

Section 5.3.12 Rank. The Series B Preferred Stock shall, with respect to rights to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series B Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series; (b) on a parity with our Series A Preferred Stock and all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up of the Corporation, without preference or priority of one over the other; (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series B Preferred Stock; and (d) effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our Common Stock or Preferred Stock) and to the indebtedness of our existing subsidiary and any future subsidiaries.

Section 5.3.13 Dividends.

(a) Subject to the preferential rights of holders of any class or series of senior stock, holders of Series B Preferred Stock shall be entitled to receive, only when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 9% per annum of the $25 liquidation preference per share of the Series B Preferred Stock (equivalent to the fixed annual amount of $2.25 per share of the Series B Preferred Stock). If, as and when declared, such dividends on each share of Series B Preferred Stock shall be payable quarterly in arrears on or before the fifteenth day of each January, April, July and October of each year or, if not a Business Day, the next succeeding Business Day (each, a “Series B Dividend Payment Date”). Any dividend payable on the Series B Preferred Stock for any partial Dividend Period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in our stock records at the close of business on the applicable record date or dates, which shall be each day of the calendar quarter immediately preceding the calendar quarter in which the applicable Series B Dividend Payment Date falls or such other date or dates designated by the Board of Directors for the determination of the holders of Series B Preferred Stock entitled to receive dividends that is or are not more than 90 days prior to such Series B Dividend Payment Date or the date on which such dividends are set aside for payment (each, a “Series B Dividend Record Date”). The term “Dividend Period” shall mean the first day of each calendar quarter through and including the last day of such calendar quarter.

(b) Dividends on the Series B Preferred Stock that are not declared or paid for any full or partial Dividend Period shall not accrue or accumulate under any circumstances.

(c) Nothing contained herein shall prevent or restrict the Corporation from the declaration, payment or set aside for payment or any other distribution of cash or other property, directly or indirectly, on or with respect to any shares of the Common Stock, or shares of any other class or series of equity securities ranking junior to or on a parity with the Series B Preferred Stock. Further, nothing contained herein shall prevent or restrict the Corporation from redeeming, purchasing or otherwise acquiring for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation any shares of Common Stock, or any shares of equity securities ranking junior to or on a parity with the Series B Preferred Stock. Subject to applicable law, the Corporation may, at any time and from time to time, purchase any shares of Series B Preferred Stock in the open market, by tender or by private agreement. Any shares of Series B Preferred Stock that shall at any time have been acquired by the Corporation shall, after such acquisition, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more classified and designated as part of a particular class or Series by the Board of Directors.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of our shares of capital stock or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of capital stock whose preferential rights upon distribution are superior to those receiving the distribution.

FOURTH: The Charter is hereby further amended by deleting in its entirety Section 5.3.15(a) of the Articles of Incorporation, relating to the Series B Preferred Stock of the Corporation, and substituting the following in lieu thereof:

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of junior stock, the holders of shares of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference of $25.00 per share, plus an amount equal to any declared and unpaid dividends (and only to the extent declared and unpaid) for the full or partial Dividend Period in which the liquidation, dissolution or winding up occurs. Until the holders of the Series B Preferred Stock have been paid the liquidation preference in full, no payment will be made to any holder of junior stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series B Preferred Stock shall be insufficient to pay in full the above described liquidation preference and the liquidating payments on any shares of any class or series of parity stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series B Preferred Stock and any such parity stock ratably in the same proportion as the respective amounts that would be payable on such Series B Preferred Stock and any such parity stock if all amounts payable thereon were paid in full. After payment of the full amount of the liquidation preference to which they are entitled, the holders of the Series B Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

FIFTH: The amendments to the Charter set forth above (collectively, the “Amendments”) were duly advised by the Board of Directors of the Corporation and duly approved by the stockholders of the Corporation in the manner and by the vote required by the Maryland General Corporation Law and the Charter. The manner in which the Amendments were advised and approved is set forth below.

(a) At a meeting thereof duly held on August 20, 2021, the Board of Directors of the Corporation adopted resolutions that (i) set forth each of the Amendments, (ii) declared each of the Amendments advisable, and (iii) directed that each of the Amendments be submitted to the stockholders of the Corporation for consideration.

(b) At a meeting thereof duly held on November 3, 2021, the stockholders of the Corporation approved each of the Amendments.

SIXTH: None of the Amendments increase the authorized stock of the Corporation.

SEVENTH: These Articles of Amendment shall be effective at the time at which they are accepted for record by SDAT.

[Signatures Appear on the Next Page]

IN WITNESS WHEREOF, Wheeler Real Estate Investment Trust, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Chief Executive Officer and witnessed and attested by its Secretary on this 3rd day of November, 2021, and such persons acknowledged the same to be the act of said corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:		WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Angelica Beltran	By:	/s/ M. Andrew Franklin
Name:	Angelica Beltran	Name:	M. Andrew Franklin
Title:	Secretary	Title:	Chief Executive Officer and President

[Signature Page to Articles of Amendment - Wheeler Real Estate Investment Trust, Inc.]